NEWS

Charter Announces Second Quarter 2015 Results
Charter Spectrum Product Set Drives Faster PSU Growth and Higher Free Cash Flow

Stamford, Connecticut - August 4, 2015 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2015.

Key highlights:

•	Second quarter revenues of $2.4 billion grew 7.6%[1] as compared to the prior-year period, driven by residential revenue growth of 7.0% and commercial revenue growth of 14.0%.

•	Second quarter Adjusted EBITDA[2] grew by 6.8% year-over-year. Excluding second quarter transactions transition costs of $17 million, Adjusted EBITDA grew by 8.9% year-over-year.

•
Capital expenditures totaled $432 million in the second quarter of 2015, compared to $570 million during the second quarter of 2014. Excluding transactions transition capital expenditures, second quarter capital expenditures totaled $404 million.

•
Residential customer relationships increased by 34,000 during the second quarter, versus 27,000 during the second quarter of 2014. For the twelve months ending June 30, 2015, residential customer relationships grew by 4.6%, or 261,000.

•	Residential primary service units ("PSUs") increased by 70,000 during the second quarter versus a gain of 55,000 in the prior-year period.

•
Following the launch of Spectrum Business pricing and packaging to the small and medium business segment in March 2015, commercial customer relationships grew by 18,000 during the second quarter of 2015, versus 6,000 during the second quarter of 2014.

"Our second quarter results demonstrate that our consistent focus on delivering superior products at highly-competitive prices, continues to drive our strong customer, revenue and cash flow growth," said Tom Rutledge, President and CEO of Charter Communications. "We look forward to applying that same focus and strategy across New Charter, following the close of our transactions with Time Warner Cable and Bright House Networks. Our new company will drive significant investment into broadband infrastructure, delivering faster broadband speeds and better video products to our customers, while driving customer and cash flow growth for our shareholders."

1All percentages are calculated using actual amounts. Minor differences may exist due to rounding.
2Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2015 (a)	June 30, 2014 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,959	12,875	1%
Estimated Internet Passings (b)	12,646	12,546	1%
Estimated Voice Passings (b)	12,222	12,042	1%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	32.9%	33.6%	-0.7 ppts
Internet Penetration of Estimated Internet Passings (c)	41.9%	38.7%	3.2 ppts
Voice Penetration of Estimated Voice Passings (c)	22.2%	21.0%	1.2 ppts

Residential
Residential Customer Relationships (d)	5,961	5,700	5%
Residential Non-Video Customers	1,841	1,534	20%
% Non-Video	30.9%	26.9%	4.0 ppts

Customers
Video (e)	4,120	4,166	(1)%
Internet (f)	4,961	4,568	9%
Voice (g)	2,514	2,360	7%
Residential PSUs (h)	11,595	11,094	5%
Residential PSU / Customer Relationships (d)(h)	1.95	1.95

Quarterly Net Additions/(Losses) (i)
Video (e)	(33)	(29)	NM
Internet (f)	70	49	43%
Voice (g)	33	35	(6)%
Residential PSUs (h)	70	55	27%

Bulk Digital Upgrade Net Additions/(Losses) (j)	(5)	15	NM

Single Play Penetration (k)	38.3%	37.9%	0.4 ppts
Double Play Penetration (l)	28.7%	29.3%	-0.6 ppts
Triple Play Penetration (m)	33.0%	32.7%	0.3 ppts

Monthly Residential Revenue per Residential Customer (d)(n)	$113.56	$110.81	2%

Commercial
Commercial Customer Relationships (d)(o)	416	385	8%

Customers
Video (e)(o)	138	154	(10)%
Internet (f)	333	282	18%
Voice (g)	200	164	22%
Commercial PSUs (h)	671	600	12%

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	3	(6)	NM
Internet (f)	16	13	23%
Voice (g)	12	12	—
Commercial PSUs (h)	31	19	63%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

NM - Not meaningful

During the second quarter of 2015, Charter's residential customer relationships grew by 34,000, with triple play sell-in improving year-over-year to 65% of total residential video sales. Residential PSUs increased by 70,000 versus a gain of 55,000 in the prior-year period, driven by Charter Spectrum, an industry-leading suite of video, data, and voice services launched in 2014. Charter Spectrum includes over 200 HD channels, in addition to minimum offered Internet speeds of 60 Mbps, and a fully featured voice service, delivered at a highly competitive price. As of the end of the second quarter of 2015, 87% of Charter's residential customers received Charter Spectrum products.

For the past three years, Charter has significantly increased the competitiveness of its video product, by including more HD channels and video on demand offerings, attractive packaging of advanced services, improved selling methods, and enhanced service quality. Today, virtually all of Charter's passings are fully digitized, with access to more HD channels than satellite TV offers, and as of June 30, 2015, 97% of video customers subscribed to the Company's expanded basic video service.

Residential video customers decreased by 33,000 in the second quarter of 2015, versus a loss of 29,000 in the year-ago period. Excluding the impact of bulk digital upgrades, Charter reduced its residential video customer losses to 28,000 during the second quarter, versus 44,000 during the prior-year period.

In the coming months, Charter will introduce its new cloud-based user interface, Spectrum Guide, to its video customers in certain markets. Spectrum Guide makes video content search and discovery easier for customers, and fully enables Charter's on-demand offering. In addition, Spectrum Guide will function on nearly all of Charter's deployed set-tops. Charter is also poised to launch its new set-top box, World Box, which features downloadable security along with other advanced functionality, driving an enhanced customer experience and reducing incremental set-top box costs.

Charter added 70,000 residential Internet customers in the second quarter of 2015, compared to 49,000 a year ago. As of June 30, 2015, 86% of Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering.

During the second quarter, the Company added 33,000 residential voice customers, versus a gain of 35,000 during the second quarter of 2014.

Second quarter residential revenue per customer relationship totaled $113.56, and grew by 2.5% as compared to the prior-year period, driven by rate adjustments, higher product sell-in and promotional rate step-ups and pay-per-view event revenue, partially offset by continued single play Internet sell-in.

During the second quarter of 2015, commercial customer relationships grew by 18,000 versus 6,000 during the second quarter of 2014. Commercial PSUs increased 31,000, compared to 19,000 during the second quarter of 2014. Charter's accelerating commercial customer and PSU growth is being driven by the launch of the Spectrum Business product suite to the small and medium business segments within Charter's footprint. This competitive new offering is intended to provide better products and greater value to small and medium business customers.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,
	2015	2014	% Change
REVENUES:
Video	$1,148	$1,110	3.4%
Internet	743	638	16.5%
Voice	135	145	(7.3)%
Commercial	278	244	14.0%
Advertising sales	79	79	(0.8)%
Other	47	43	11.0%
Total Revenues	2,430	2,259	7.6%

COSTS AND EXPENSES:
Total operating costs and expenses	1,582	1,464	8.0%

Adjusted EBITDA	$848	$795	6.8%

Adjusted EBITDA margin	34.9%	35.2%

Capital Expenditures	$432	$570
% Total Revenues	17.8%	25.3%

Net loss	$(122)	$(45)
Loss per common share, basic and diluted	$(1.09)	$(0.42)

Net cash flows from operating activities	$531	$632
Free cash flow	$158	$70

Revenue

Second quarter 2015 revenues rose to $2.4 billion, 7.6% higher than the year-ago quarter, driven primarily by growth in Internet, commercial and video revenues.

Video revenues totaled $1.1 billion in the second quarter, an increase of 3.4% compared to the prior-year period. Video revenue growth was driven by higher advanced services penetration, annual and promotional rate adjustments, pay-per-view events and higher expanded basic and digital penetration, partially offset by a decrease in residential limited basic video customers.

Internet revenues grew 16.5% compared to the year-ago quarter to $743 million, driven by an increase of 393,000 Internet customers during the last year and by promotional rolloff, price adjustments and revenue allocation from higher bundling.

Voice revenues totaled $135 million, a decline of 7.3% versus the second quarter of 2014, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 154,000 voice customers in the last twelve months.

Commercial revenues rose to $278 million, an increase of 14.0% over the prior-year period, and was driven by higher sales to small and medium business customers and to carrier customers.

Second quarter advertising sales revenues of $79 million decreased 0.8% compared to the year-ago quarter. Excluding the impact of political advertising revenue in the second quarter of 2015, and in the second quarter of 2014, advertising sales revenues grew by 6.8% year-over-year.

Operating Costs and Expenses

Second quarter total operating costs and expenses increased by $118 million, or 8.0%, compared to the year-ago period, reflecting increases in programming costs, other expenses and transition costs related to Charter's previous transactions with Comcast Corporation ("Comcast"). Transition costs accounted for $17 million of total second quarter operating costs. Excluding these transition costs, second quarter total operating expenses increased by $101 million, or 6.9% year over year. Second quarter 2014 total operating expenses included approximately $14 million of previously disclosed expense benefits which did not recur in the second quarter of 2015, increasing the growth rate of second quarter 2015 operating expenses.

Second quarter programming expense increased by $64 million, or 10.3%, as compared to the second quarter of 2014, reflecting contractual programming increases, a higher number of expanded basic package customers, broader carriage of certain networks, and greater pay-per-view events costs. Second quarter 2014 programming expense included the majority of the 2014 expense benefits noted in the previous paragraph, increasing the growth rate of second quarter 2015 programming expense.

Costs to service customers remained unchanged year-over-year as a result of improved service metrics. Other expenses grew by $35 million, or 18.0%, as compared to the second quarter of 2014, reflecting higher corporate and administrative labor costs, property tax and insurance costs, advertising sales costs, and bad debt expense.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $848 million grew by 6.8% year-over-year, reflecting revenue growth and operating costs and expenses growth of 7.6% and 8.0%, respectively. Excluding transition related expenses, second quarter Adjusted EBITDA grew by 8.9% year-over-year.

Net Loss

Net loss totaled $122 million in the second quarter of 2015, compared to $45 million in the second quarter of 2014. Second quarter 2015 net loss reflects a $128 million loss on extinguishment of debt, $26 million of interest expense related to the Comcast transactions financing, and $19 million of transactions costs related to the Comcast, Time Warner Cable Inc. ("TWC") and Bright House Networks, LLC ("Bright House") transactions in other operating expenses, partially offset by higher Adjusted EBITDA and lower tax expense. Basic and diluted net loss per common share was $1.09 in the second quarter of 2015 compared to $0.42 during the same period last year. The increase in net loss per common share was primarily the result of the factors described above, partially offset by a 3.5% increase in weighted average shares outstanding versus the prior-year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $432 million in the second quarter of 2015, compared to $570 million during the second quarter of 2014. The decrease was the result of a decline in customer premise equipment ("CPE") spending, partially offset by higher product development investments and transition capital expenditures related to Charter's previous transactions with Comcast, and new transactions with Time Warner Cable and Bright House. CPE spending declined versus the prior-year period as Charter completed its all-digital initiative in the fourth quarter of 2014. Transition-related capital expenditures accounted for $28 million of capital expenditures in the second quarter.

Charter currently expects 2015 capital expenditures to be approximately $1.7 billion, excluding transition expenditures related to acquisitions. Charter expects its 2015 capital expenditures to be driven by growth in residential and commercial customers along with further spend related to product development.

Cash Flow

During the second quarter of 2015, net cash flows from operating activities totaled $531 million, compared to $632 million in the second quarter of 2014. The year-over-year decline in net cash flow from operating activities was primarily due to an increase in cash paid for interest due to Charter's previous transactions with Comcast.

Free cash flow for the second quarter of 2015 was $158 million, compared to $70 million during the same period last year. The increase was primarily due to lower capital expenditures, partially offset by lower net cash flows from operating activities.

Liquidity

Total principal amount of debt was approximately $13.9 billion as of June 30, 2015. At the end of the quarter, Charter held $30 million of cash and cash equivalents, and its credit facilities provided approximately $1.1 billion of additional liquidity.

In April 2014, the Company entered into a binding definitive agreement (the “Comcast Transactions Agreement”) with Comcast, which contemplated the following transactions: (1) an asset purchase, (2) an asset exchange and (3) a contribution and spin-off transaction (collectively, the “Comcast Transactions”). Pursuant to the terms of the Comcast Transactions Agreement, Comcast had the right to terminate the Comcast Transactions Agreement upon termination of the merger agreement among Comcast, TWC and Tango Acquisition Sub, Inc. In April 2015, Comcast and TWC terminated their merger agreement and delivered a notice of termination of the Comcast Transactions to Charter. Upon receiving the termination notice in April 2015, the CCOH Safari, LLC notes and the CCO Safari, LLC term loan G were repaid.

In April 2015, Charter issued $1.15 billion of 5.125% senior unsecured notes due 2023, $750 million of 5.375% senior unsecured notes due 2025 and $800 million of 5.875% senior notes due 2027. The net proceeds were used to tender or repurchase all of Charter's outstanding 7.250% senior notes due 2017 and 8.125% senior notes due 2020. The net proceeds were also used to partially call Charter's 7.000% senior notes due 2019.

In May 2015, Charter entered into a merger agreement with TWC and, CCH I, LLC (“New Charter”), pursuant to which the parties to the agreement will engage in a series of transactions that will result in Charter and TWC becoming wholly owned subsidiaries of New Charter (the “TWC Transaction”). After giving effect to the TWC Transaction, New Charter will be the new public company parent that will hold the operations of the combined companies.

In May 2015, in connection with the execution of the merger agreement with TWC, Charter's contribution agreement with Advance/Newhouse Partnership was amended pursuant to which Charter would become the owner of the membership interests in Bright House and any other assets primarily related to Bright House.

In July 2015,  Charter issued $15.5 billion in aggregate principal amount of senior secured notes comprised of $2.0 billion of 3.579% senior secured notes due 2020, $3.0 billion of 4.464% senior secured notes due 2022, $4.5 billion of 4.908% senior secured notes due 2025, $2.0 billion of 6.384% senior secured notes due 2035, $3.5 billion of 6.484% senior secured notes due 2045 and $500 million of 6.834% senior notes due 2055. The net proceeds were deposited into an escrow account and will be used to partially finance the TWC Transaction as well as for general corporate purposes.

In July 2015, Charter entered into a new term loan H facility and a new term loan I facility totaling an aggregate principal amount of $3.8 billion. The new term loan H facility was issued at a principal amount of $1.0 billion and matures in 2021. Pricing on the new term loan H facility was set at LIBOR plus 2.50%

with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The new term loan I facility was issued at a principal amount of $2.8 billion and matures in 2023. Pricing on the new term loan I facility was set at LIBOR plus 2.75% with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The net proceeds will be deposited into an escrow account and will be used to partially finance the TWC transaction as well as for general corporate purposes.

Conference Call

Charter will host a conference call on Tuesday, August 4, 2015 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 74579436.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on September 4, 2015. The conference ID code for the replay is 74579436.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for the three and six months ended June 30, 2015 which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the United States Securities and Exchange Commission. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $76 million and $58 million for the three months ended June 30, 2015 and 2014, respectively, and $152 million and $122 million for the six months ended June 30, 2015 and 2014, respectively.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Spectrum TV® video entertainment programming, Charter Spectrum Internet® access, and Charter Spectrum Voice®. Spectrum Business similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC.  Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our Annual Report on Form 10-K and other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the TWC Transaction and the Bright House Transaction (collectively, the “Transactions”)

•	delays in the completion of the Transactions;

•	failure to receive necessary stockholder approvals;

•	the risk that a condition to completion of the Transactions may not be satisfied;

•	the risk that regulatory or other approvals that may be required for the Transactions is delayed, is not obtained or is obtained subject to conditions that are not anticipated;

•	New Charter’s ability to achieve the synergies and value creation contemplated by the TWC Transaction and/or the Bright House Transaction;

•	New Charter’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations;

•	managing a significantly larger company than before the completion of the Transactions;

•	diversion of management time on issues related to the Transactions;

•	changes in Charter’s, TWC’s or Bright House’s businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•	disruption in the existing business relationships of Charter, TWC and Bright House as a result of the TWC Transaction and/or the Bright House Transaction;

•	the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease Charter’s operating flexibility;

•
changes in transaction costs, the amount of fees paid to financial advisors, potential termination fees and the potential payments to TWC’s and Bright House's executive officers in connection with the Transactions;

•	operating costs and business disruption that may be greater than expected;

•	the ability to retain and hire key personnel and maintain relationships with providers or other business partners pending completion of the Transactions; and

•	the impact of competition.

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, video provided over the Internet and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies including our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes;

•	the effects of governmental regulation on our business or potential business combination transactions;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
REVENUES:
Video	$1,148	$1,110	3.4%	$2,277	$2,200	3.5%
Internet	743	638	16.5%	1,460	1,254	16.4%
Voice	135	145	(7.3)%	269	295	(8.8)%
Commercial	278	244	14.0%	547	478	14.4%
Advertising sales	79	79	(0.8)%	145	147	(1.3)%
Other	47	43	11.0%	94	87	8.4%
Total Revenues	2,430	2,259	7.6%	4,792	4,461	7.4%

COSTS AND EXPENSES:
Programming	671	607	10.3%	1,337	1,213	10.2%
Franchises, regulatory and connectivity	109	107	1.9%	216	214	0.8%
Costs to service customers	421	421	0.1%	841	821	2.4%
Marketing	135	135	0.2%	271	268	1.1%
Transition costs	17	—	NM	38	—	NM
Other	229	194	18.0%	441	383	15.3%
Total operating costs and expenses (exclusive of items shown separately below)	1,582	1,464	8.0%	3,144	2,899	8.4%

Adjusted EBITDA	848	795	6.8%	1,648	1,562	5.5%

Adjusted EBITDA margin	34.9%	35.2%		34.4%	35.0%

Depreciation and amortization	528	528		1,042	1,033
Stock compensation expense	19	15		38	27
Other operating expenses, net	32	16		50	26

Income from operations	269	236		518	476

OTHER EXPENSES:
Interest expense, net	(229)	(210)		(518)	(421)
Loss on extinguishment of debt	(128)	—		(128)	—
Gain (loss) on derivative instruments, net	1	(6)		(5)	(8)
	(356)	(216)		(651)	(429)

Income (loss) before income taxes	(87)	20		(133)	47

Income tax expense	(35)	(65)		(70)	(129)

Net loss	$(122)	$(45)		$(203)	$(82)

LOSS PER COMMON SHARE, BASIC AND DILUTED	$(1.09)	$(0.42)		$(1.82)	$(0.77)

Weighted average common shares outstanding, basic and diluted	111,783,504	107,975,937		111,719,914	107,211,813

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

All percentages are calculated using actual amounts. Minor differences may exist due to rounding. Certain prior year amounts have been reclassified to conform with the 2015 presentation.

NM - Not meaningful

Addendum to Charter Communications, Inc. Second Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30	$3
Accounts receivable, net	321	285
Prepaid expenses and other current assets	105	83
Total current assets	456	371

RESTRICTED CASH AND CASH EQUIVALENTS	—	7,111

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,244	8,373
Franchises	6,006	6,006
Customer relationships, net	978	1,105
Goodwill	1,168	1,168
Total investment in cable properties, net	16,396	16,652

OTHER NONCURRENT ASSETS	467	416

Total assets	$17,319	$24,550

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,636	$1,635
Total current liabilities	1,636	1,635

LONG-TERM DEBT	13,896	21,023
DEFERRED INCOME TAXES	1,745	1,674
OTHER LONG-TERM LIABILITIES	73	72

SHAREHOLDERS’ EQUITY (DEFICIT)	(31)	146

Total liabilities and shareholders’ equity (deficit)	$17,319	$24,550

Addendum to Charter Communications, Inc. Second Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(122)	$(45)	$(203)	$(82)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	528	528	1,042	1,033
Stock compensation expense	19	15	38	27
Noncash interest expense	7	10	15	20
Loss on extinguishment of debt	128	—	128	—
(Gain) loss on derivative instruments, net	(1)	6	5	8
Deferred income taxes	32	62	66	124
Other, net	3	(1)	6	2
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(58)	(36)	(37)	(18)
Prepaid expenses and other assets	6	6	(20)	(11)
Accounts payable, accrued liabilities and other	(11)	87	19	106
Net cash flows from operating activities	531	632	1,059	1,209

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(432)	(570)	(783)	(1,109)
Change in accrued expenses related to capital expenditures	59	8	(17)	44
Change in restricted cash and cash equivalents	7,112	—	7,111	—
Other, net	(56)	(5)	(69)	(1)
Net cash flows from investing activities	6,683	(567)	6,242	(1,066)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,981	337	3,313	630
Repayments of long-term debt	(10,153)	(413)	(10,545)	(801)
Payments for debt issuance costs	(25)	—	(25)	—
Purchase of treasury stock	(7)	(6)	(23)	(17)
Proceeds from exercise of options and warrants	—	23	6	29
Other, net	—	(1)	—	4
Net cash flows from financing activities	(7,204)	(60)	(7,274)	(155)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10	5	27	(12)
CASH AND CASH EQUIVALENTS, beginning of period	20	4	3	21
CASH AND CASH EQUIVALENTS, end of period	$30	$9	$30	$9

CASH PAID FOR INTEREST	$290	$176	$545	$401

Addendum to Charter Communications, Inc. Second Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	June 30, 2015 (a)	March 31, 2015 (a)	December 31, 2014 (a)	June 30, 2014 (a)
Footprint
Estimated Video Passings (b)	12,959	12,901	12,890	12,875
Estimated Internet Passings (b)	12,646	12,614	12,596	12,546
Estimated Voice Passings (b)	12,222	12,136	12,108	12,042

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	32.9%	33.2%	33.3%	33.6%
Internet Penetration of Estimated Internet Passings (c)	41.9%	41.3%	40.3%	38.7%
Voice Penetration of Estimated Voice Passings (c)	22.2%	22.0%	21.6%	21.0%

Residential
Residential Customer Relationships (d)	5,961	5,927	5,841	5,700
Residential Non-Video Customers	1,841	1,774	1,681	1,534
% Non-Video	30.9%	29.9%	28.8%	26.9%

Customers
Video (e)	4,120	4,153	4,160	4,166
Internet (f)	4,961	4,891	4,766	4,568
Voice (g)	2,514	2,481	2,439	2,360
Residential PSUs (h)	11,595	11,525	11,365	11,094
Residential PSU / Customer Relationships (d)(h)	1.95	1.94	1.95	1.95

Quarterly Net Additions/(Losses) (i)
Video (e)	(33)	(7)	3	(29)
Internet (f)	70	125	104	49
Voice (g)	33	42	50	35
Residential PSUs (h)	70	160	157	55

Bulk Digital Upgrade Net Additions/(Losses) (j)	(5)	1	5	15

Single Play Penetration (k)	38.3%	38.3%	38.0%	37.9%
Double Play Penetration (l)	28.7%	28.9%	29.1%	29.3%
Triple Play Penetration (m)	33.0%	32.8%	32.8%	32.7%
Monthly Residential Revenue per Residential Customer (d)(n)	$113.56	$112.25	$111.52	$110.81

Commercial
Commercial Customer Relationships (d)(o)	416	398	386	385

Customers
Video (e)(o)	138	135	133	154
Internet (f)	333	317	306	282
Voice (g)	200	188	180	164
Commercial PSUs (h)	671	640	619	600

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	3	2	(6)	(6)
Internet (f)	16	11	12	13
Voice (g)	12	8	8	12
Commercial PSUs (h)	31	21	14	19

All percentages are calculated using actual amounts. Minor differences may exist due to rounding.

See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. Second Quarter 2015 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2015, March 31, 2015, December 31, 2014 and June 30, 2014, customers include approximately 39,400, 27,700, 35,100 and 15,400 customers, respectively, whose accounts were over 60 days, approximately 2,000, 900, 1,500 and 1,300 customers, respectively, whose accounts were over 90 days and approximately 900, 700, 900 and 700 customers, respectively, whose accounts were over 120 days. The increase in aging of customer accounts over 60 days is primarily related to a third quarter 2014 change in our collections policy consistent with broader cable industry practices.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association ("NCTA"). Commercial customer relationships include video customers in commercial structures, which are calculated on an EBU basis (see footnote (o)) and non-video commercial customer relationships.

(e)
"Video Customers” represent those customers who subscribe to our video services. Our methodology for reporting residential video customers generally excludes units under bulk arrangements, unless those units have a digital set-top box, thus a direct billing relationship. As we completed our all-digital transition, bulk units were supplied with digital set-top boxes adding to our bulk digital upgrade customers.

(f)	"Internet Customers" represent those customers who subscribe to our Internet services.

(g)	"Voice Customers" represent those customers who subscribe to our voice services.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and voice customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Bulk Digital Upgrade Net Additions/(Losses)" represents the portion of residential video net additions (losses) that result from the addition or loss of a digital set-top box to a bulk unit.

(k)	"Single Play Penetration" represents residential customers receiving only one Charter service offering, including video, Internet or voice, as a % of residential customer relationships.

(l)	"Double Play Penetration" represents residential customers receiving only two Charter service offering, including video, Internet and/or voice, as a % of residential customer relationships.

(m)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and voice, as a % of residential customer relationships.

(n)
"Monthly Residential Revenue per Residential Customer" is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers.

Addendum to Charter Communications, Inc. Second Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net loss	$(122)	$(45)	$(203)	$(82)
Plus: Interest expense, net	229	210	518	421
Income tax expense	35	65	70	129
Depreciation and amortization	528	528	1,042	1,033
Stock compensation expense	19	15	38	27
Loss on extinguishment of debt	128	—	128	—
(Gain) loss on derivative instruments, net	(1)	6	5	8
Other, net	32	16	50	26

Adjusted EBITDA (a)	848	795	1,648	1,562
Less: Purchases of property, plant and equipment	(432)	(570)	(783)	(1,109)

Adjusted EBITDA less capital expenditures	$416	$225	$865	$453

Net cash flows from operating activities	$531	$632	$1,059	$1,209
Less: Purchases of property, plant and equipment	(432)	(570)	(783)	(1,109)
Change in accrued expenses related to capital expenditures	59	8	(17)	44

Free cash flow	$158	$70	$259	$144

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Customer premise equipment (a)	$135	$297	$285	$626
Scalable infrastructure (b)	118	107	193	194
Line extensions (c)	48	41	87	81
Upgrade/Rebuild (d)	33	51	56	84
Support capital (e)	98	74	162	124

Total capital expenditures (f)	$432	$570	$783	$1,109

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures for the three and six months ended June 30, 2015 include $28 million and $42 million related to the TWC Transaction, Bright House Transaction and Comcast Transactions. Total capital expenditures include $134 million and $253 million for the three and six months ended June 30, 2014, respectively, related to our all-digital transition. Total capital expenditures also include $65 million and $116 million for the three and six months ended June 30, 2015, respectively, and $63 million and $122 million for the three and six months ended June 30, 2014, respectively, related to commercial services.

Addendum to Charter Communications, Inc. Second Quarter 2015 Earnings Release